UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Aura Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4106894

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2335 Alaska Avenue
El Segundo, California	90245

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class	If this form relates to the registration of a class
of securities pursuant to Section 12(b) of the	of securities pursuant to Section 12(g) of the
Exchange Act and is effective upon filing	Exchange Act and is effective upon filing
pursuant to General Instruction A.(c), please	pursuant to General Instruction A.(d), please
check the following box. [ ]	check the following box. [x]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

General

On June 24, 2005, Aura Systems, Inc. (the “Company”) filed a voluntary petition for relief with the United States Bankruptcy Court, Central District of California, Los Angeles Division (the “Court”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). On January 18, 2006, the Court entered an order (the “Confirmation Order”) confirming the Company’s First Amended Plan of Reorganization (the “Plan”), as modified, under the Bankruptcy Code. On January 31, 2006, the effective date (the “Effective Date”) of the Plan, the Company emerged from the proceedings under the Bankruptcy Code.

On the Effective Date, all equity interests in the Company were cancelled. Pursuant to the Plan, on the Effective Date, the Company filed its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State. As of the Effective Date, the authorized capital stock of the Company is 50,000,000 shares of common, par value $0.0001 per share (the “New Common Stock”). No preferred stock has been authorized. On the Effective Date or shortly thereafter, the Company will issue approximately 23,000,000 shares of New Common Stock pursuant to the Plan. In addition, approximately 5,230,000 shares of New Common Stock underlying warrants have been reserved for issuance under the Plan. This Registration Statement on Form 8-A pertains to the New Common Stock.

The following description of the capital stock of the Company and certain provisions of the Company’s Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the Certificate of Incorporation and the Bylaws that have been filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K.

New Common Stock

Holders of New Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of New Common Stock are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of New Common Stock have the right to a ratable portion of assets remaining after payment of liabilities.

            The Company’s New Common Stock has no preemptive or conversion rights or the benefit of any sinking fund and is not subject to redemption or to liability for any further calls by the Company. The Certificate of Incorporation imposes no limitations on the transferability of the New Common Stock.

            The Company’s Board of Directors consists of five (5) individuals. The Company will have the ability to increase or reduce the number of directors as needed, but the number of Board members will never be less than five (5). The Company’s Bylaws require annual stockholders meetings to be held no later than nine (9) months after the end of each fiscal year and all Board members will be up for election at every annual meeting (i.e., there is no staggered board).

The Company’s Bylaws further provide that the Board may not, without first obtaining the approval of the holders of a majority of the stock having voting power at a meeting of the stockholders, (i) issue any securities convertible into shares of New Common Stock (other than those warrants authorized for issuance under the Plan), (ii) grant a security interest in all or substantially all of the assets of the Company (other than the liens granted to the Koyah Entities and all other secured creditors described in the Plan), (iii) grant any options or warrants to any individuals or entities (other than those warrants authorized for issuance under the Plan), or (iv) sell, issue or otherwise dispose of more than twenty percent (20%) of Company’s New Common Stock in a private placement of such securities.

The Delaware General Corporation Law

The Company is subject to Section 203 of the Delaware General Corporation Law, which regulates certain corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three (3) years following the date the person became an interested stockholder, unless:

•	the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the Board of Directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Item 2. Exhibits

Exhibit
No.	Description

2.1	Debtors’ First Amended Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on January 20, 2006).

2.2	Disclosure Statement Describing Debtor’s First Amended Plan of Reorganization (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2005).

2.3	Order Confirming First Amended Plan of Reorganization (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on January 20, 2006).

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

4.1	Form of Common Stock Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 31, 2006

AURA SYSTEMS, INC.

	By:	/s/ Marc Hoffman
Marc Hoffman
President

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Debtors’ First Amended Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on January 20, 2006).

2.2	Disclosure Statement Describing Debtor’s First Amended Plan of Reorganization (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2005).

2.3	Order Confirming First Amended Plan of Reorganization (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on January 20, 2006).

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

4.1	Form of Common Stock Certificate